EXHIBIT 5(b)
[LETTERHEAD OF COHEN TAUBER SPIEVACK & WAGNER P.C.]

May 20, 2013

MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650

Ladies and Gentlemen:
We are acting as special counsel for MDU Resources Group, Inc., a Delaware corporation (the “Company”). We refer to our opinion, dated May 19, 2011 (the “May 19 Opinion”), addressed to the Company with respect to the registration of (i) debt securities and (ii) common stock, par value $1.00 per share (the “Common Stock”), under the Securities Act of 1933, as amended (the “Securities Act”), on the Registration Statement on Form S-3 (Registration No. 333-174326), which became effective on May 19, 2011 (the “Registration Statement”). This opinion is supplemental to the May 19 Opinion.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits filed therewith, (ii) the prospectus, dated May 19, 2011, forming a part of the Registration Statement, as supplemented by a prospectus supplement, dated May 20, 2013 (collectively, the “Prospectus”), relating to the offer and sale of up to 7,500,000 shares (the “Shares”) of the Company’s Common Stock, (iii) the orders of the Federal Energy Regulatory Commission, dated October 11, 2012 (as amended by the Errata Notice, issued May 15, 2013), the Montana Public Service Commission, dated September 21, 2012, and the Public Service Commission of Wyoming, dated October 19, 2012 (collectively, the “Orders”), and (iv) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes thereof.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Company is a corporation validly organized and existing under the laws of the State of Delaware.

2.	When the Shares have been sold as contemplated in the Registration Statement and the Prospectus, they will be validly issued, fully paid and non-assessable.
In rendering the opinions expressed above, we have assumed that, upon expiration of the existing authorizations contained in the Orders relating to the issuance and delivery of the Shares, the Company will have obtained, on a timely basis, such further authorizations from the respective commissions as may be required to permit the continued issuance and delivery of the Shares on the terms contemplated by the Registration Statement and the Prospectus.
Our opinions expressed above are limited to the law of the State of New York, the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America.
We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof which will be incorporated by reference into the Registration Statement and to the use of our name, as special counsel, therein. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cohen Tauber Spievack & Wagner, P.C

COHEN TAUBER SPIEVACK & WAGNER, P.C.